Exhibit 99.4
CONSENT OF LAZARD FRÈRES & CO. LLC
The Board of Directors
Solexa, Inc.
25861 Industrial Boulevard
Hayward, California 94545
     We hereby consent to the inclusion of and reference to our opinion dated November 12, 2006 to the Board of Directors of Solexa, Inc. (“Solexa”) as Annex D to the joint proxy statement/ prospectus which forms part of the Registration Statement on Form S-4 (the “Registration Statement”) relating to the proposed transaction between Solexa and Illumina, Inc. and to the references to such opinion in such joint proxy statement/ prospectus under the headings “Summary — The Merger and the Merger Agreement — Opinions of Financial Advisors — Opinion of Solexa’s Financial Advisor,” “The Merger — Background of the Merger,” “The Merger — Solexa’s Reasons for the Merger; Recommendation of the Merger by the Solexa Board of Directors” and “The Merger — Opinions of Financial Advisors — Opinion of Solexa’s Financial Advisor.” In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “SEC”) thereunder, nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the SEC thereunder.

LAZARD FRÈRES & CO. LLC

By:	/s/ David Low

Name: David Low
Title: Managing Director
San Francisco, California
December 1, 2006